Exhibit (n)(1)

KPMG LLP

2200 Wells Fargo Tower

201 Main Street

Fort Worth, TX 76102-3105

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 811-23980) on Form N-2 of our report dated February 25, 2026, with respect to the consolidated financial statements of T. Rowe Price OHA Flexible Credit Income Fund and our report dated February 27, 2026 on the senior securities table attached as an exhibit to this Form N-2, and to the references to our firm under the headings “Financial Highlights”, “Senior Securities”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Form N-2.

/s/ KPMG LLP

Fort Worth, Texas

February 27, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.